[On the letterhead of Gemplus International S.A.]


                                                               February 19, 2003


Depositary Receipts Division
Citibank N.A.
111 Wall Street
New York, NY 100471
Facsimile:  001-212-825-2103


Attention:  American Depositary Receipt Administration

Ladies and Gentlemen:

We refer to the deposit agreement in relation to the Level III American Depositary Receipt program currently listed on the National Association of Securities Dealers Automated Quotation dated December 7, 2000 ("Deposit Agreement"), among Gemplus International S.A. (the "Company"), Citibank N.A., as depositary ("Citibank"), and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder, governing the American Depositary Receipts program for our Shares (the "ADR Program"). All capitalized terms used, but not otherwise defined herein, shall have the meaning given to such terms in the Deposit Agreement.

Pursuant to Section 5.4 of the Deposit Agreement, you are hereby notified of your removal as depositary thereunder, effective upon the later to occur of (i) March 17, 2003 or (ii) the effective date of the applicable Registration Statement on Form F-6 with respect to the Deposit Agreement, as declared effective by the Securities and Exchange Commission (the "Succession Date"). Deutsche Bank Trust Company Americas ("Deutsche Bank"), by agreeing to and accepting this letter, has, in accordance with Section 5.4 of the Deposit Agreement, accepted its appointment as successor depositary ("Successor Depositary") for the ADR Program (the "Appointment") and agrees to be bound by the terms of this letter and to perform the obligations set forth herein, subject to the Securities and Exchange Commission declaring the applicable Registration Statement on Form F-6 effective.

In connection with the Appointment and in accordance with Section 5.4 of the Deposit Agreement, the Company directs Citibank (i) to transfer to Deutsche Bank all of Citibank's rights and powers under the Deposit Agreement, (ii) to duly assign, transfer, and deliver all right, title and interest in the Deposited Securities under the Deposit Agreement to Deutsche Bank, and (iii) to deliver to Deutsche Bank a list of the Holders and Beneficial Owners of all Receipts outstanding under the Deposit Agreement as of the opening of business in New York City on the Succession Date, and (iv) to deliver all books and records relating to the ADR Program maintained by Citibank and its agents.

Deutsche Bank will separately provide you with a supplemental written request for any additional information and records and will provide to Citibank any information reasonably required to ensure a smooth transfer of the ADR Program to Deutsche Bank.

Deutsche Bank will promptly mail notice of its Appointment as successor depositary for the ADR Program to the Holders and Beneficial Owners of Receipts.

In accordance with the terms of the Deposit Agreement, Citibank will not charge the Company, Deutsche Bank or any Holder or Beneficial Owner of Receipts any fees associated with the change of Depositary.

We thank you for your past services and look forward to your co-operation in facilitating the transfer of the ADR Program to Deutsche Bank. Please acknowledge receipt of this letter by signing and dating below and returning the signed and dated copy to the undersigned at the Company's address set forth above. To the extent you deliver the Deposited Securities to Deutsche Bank, you will be deemed to have executed this letter agreement and to have acknowledged your agreement with the provisions hereof.

                                        Yours sincerely,


                                        Gemplus International S.A.

                                        By: /s/ Stephen Juge
                                                Name:  Stephen Juge
                                                Title: Executive Vice President
                                                       and General Counsel

Agreed and accepted by:

Citibank N.A.


By: _________________________
    Name:
    Title:
    Date:

Deutsche Bank Trust Company Americas, as successor depositary for the ADR Program of Gemplus International S.A., hereby acknowledges and accepts its Appointment hereunder in accordance with the Section 5.4 of the Deposit Agreement and this notice.

Agreed and accepted by:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
a member of the Deutsche Bank Group


By:  /s/ Mike R. Hughes
         Name: Mike R. Hughes
         Title: Director


By:  /s/ Clare Benson
         Name: Clare Benson
         Title: Assistant Vice President